Exhibit 99.1

Accelrys Acquires Contur Software AB

Expands portfolio with flexible, cost-effective and rapid-to-deploy Electronic Laboratory Notebook

SAN DIEGO, May 23, 2011 – Accelrys, Inc. (NASDAQ: ACCL), a leading scientific enterprise R&D software and services company, today announced that its subsidiary, Accelrys Software Inc., has acquired privately-held Contur Software AB. Based in Stockholm, Sweden, Contur is an emerging leader in cost-effective Electronic Laboratory Notebook (ELN) software solutions which enable scientific organizations to document their research and development processes and to capture their intellectual property (IP). Contur is a leading provider of such ELN capabilities via a Software-as-a-Service (SaaS) model.

Most R&D organizations continue to rely on paper notebooks to document some or all of their laboratory work. Using paper notebooks is inefficient, because the output of such experiments cannot be easily retrieved, searched or shared, resulting in inconsistent processes, IP risks and duplicated experiments. Contur ELN addresses these issues by delivering a rapid-to-deploy software solution that enables customers to effectively document and capture experimental data and the resulting IP in a user-friendly and secure environment. Launched in 2003, Contur ELN’s primary customer base is outside of large pharmaceutical companies, and the product has achieved notable success in the food and beverage, chemicals and biotechnology sectors as well as academia.

Contur ELN is an ideal complement to Symyx Notebook by Accelrys and broadens the range of solutions that Accelrys now provides to scientific R&D organizations. The Symyx Notebook is a multidisciplinary, highly customizable ELN intended to be integrated with other enterprise systems and instrumentation and can also be deployed in validated environments. It is ideally suited to enabling research and development organizations to deploy a fully integrated electronic laboratory environment. Contur ELN is targeted to assist research and development organizations with a solution which documents their experimental processes and captures the results in a searchable central location, either on premises or as an on-demand Software-as-a-Service (SaaS) model.

“We are excited about expanding Accelrys’ portfolio with Contur’s ELN and view this as an important addition to our evolving Enterprise R&D Platform,” said Accelrys President and Chief Executive Officer Max Carnecchia. “In addition to innovative technology, we are adding domain experts to our team and expanding our ability to meet customer needs in product and process development. With the addition of Contur’s software solutions, Accelrys now offers cost-effective ELNs to meet the range of needs of various scientific research and development teams — from R&D organizations transitioning from paper to an electronic notebook to those requiring a fully integrated electronic lab environment.”

The Company agreed to pay an aggregate total of approximately $13.1 million in cash, including $0.5 million to be paid upon reaching certain agreed-upon milestones. Contur had approximately $0.6 million in cash at closing. The Company does not expect the acquisition to have a material impact on its GAAP and non-GAAP revenue, expenses, operating profit or earnings per share for the year ending December 31, 2011. All key members of the Contur management team have been retained.

About Contur Software AB

Contur Software is a focused software company delivering innovative products and services to R&D organizations worldwide. Its proven Electronic Lab Notebook system - ConturELN – targets the small to midsize segment of the ELN market and enables customers to have instant access to their experimental data and results at any time from any location. The system is particularly known for its intuitive graphical user interface and flexible architecture enabling rapid deployments and cost effective operation. ConturELN is offered both as an on-premise server based install and via a SaaS (Software-as-a-service) model under the name iLabber Cloud. The ConturELN system is used by thousands of users worldwide in the Biotech, Chemical, Food & Beverage and Academic sectors.

Contur Software has around 20 employees and operates out of offices in Stockholm, Sweden. For more information visit www.contur.com and www.ilabber.com.

About Accelrys, Inc.

Accelrys (NASDAQ:ACCL), a leading scientific enterprise R&D software and services company, supports industries and organizations that rely on scientific innovation to differentiate themselves. Accelrys’ Enterprise Research & Development Architecture, built on the industry-leading Pipeline Pilot™ platform, provides a broad, flexible scientific solution optimized to integrate the diversity of science, experimental processes and information requirements across the research, development, process scale-up and early manufacturing phases of product development. By incorporating capabilities in applications for modeling and simulation, enterprise lab management, workflow definition and capture, data management and informatics, Accelrys enables scientific innovators to access, organize, analyze and share data in unprecedented ways, ultimately enhancing innovation, improving productivity and compliance, reducing costs and speeding time from lab to market.

Headquartered in San Diego, Calif., Accelrys has more than 1,300 customers in the pharmaceutical, biotechnology, energy, chemicals, aerospace, consumer packaged goods and industrial products industries and employs approximately 150 full-time Ph.D. scientists. For more information about Accelrys, visit www.accelrys.com.

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Contacts:

Michael Piraino

Executive Vice President and Chief Financial Officer

Accelrys

(858)799.5200

Marla Kertzman

Racepoint Group

For Accelrys

(415) 694 6701